Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER FISCAL 2022 RESULTS

SAN FRANCISCO – August 25, 2022 – Gap Inc. (NYSE: GPS), a portfolio of purpose-led, billion-dollar lifestyle brands including Old Navy, Gap, Banana Republic, and Athleta, and the largest specialty apparel company in the U.S., today reported financial results for its second quarter ended July 30, 2022.

“This is a pivotal moment in time. While we search for a new leader, I am taking on the role as Interim President & CEO of Gap Inc. with a deep commitment to the company’s success and impatience for change. Having navigated the global retail industry across brands and markets, I am not approaching this work from the sidelines,” said Bob Martin, Executive Chairman and Interim CEO, Gap Inc. “We are taking actions to better optimize profitability and cash flow in the near term, reducing operating costs as well as impairing unproductive inventory. While our elevated inventory and pressured margins are current realities against unsettled market conditions, they do not define our ability to capitalize on Gap Inc.’s strengths to win."

Mr. Martin continued, “Gap Inc.’s iconic brands, powerful assets, well-established values and scaled omni-platform are central to our strategic direction. Our team has the capabilities to deliver what our customers, and our shareholders, expect -- what’s needed for profitable growth. Importantly, as we adopt behaviors that enable sustainable change, I’m confident we will unleash our potential and drive value creation over the long term.”

Second Quarter Fiscal 2022 - Financial Results

•Net sales of $3.86 billion, down 8% compared to last year.
•Comparable sales were down 10% year-over-year.
•Online sales declined 6% compared to last year and represented 34% of total net sales.
•Store sales declined 10% compared to last year. The company ended the quarter with 3,390 store locations in over 40 countries, of which 2,799 were company operated.
•Reported gross margin was 34.5%; adjusted gross margin, excluding a $58 million charge related to the impairment of unproductive inventory, was 36.0%, deleveraging 730 basis points versus last year.
•On a reported basis, merchandise margins were down 850 basis points versus last year; adjusted for the inventory impairment, merchandise margins declined 700 basis points. Merchandise margins were negatively impacted by an estimated $50 million, or 130 basis points, of incremental transitory air freight costs, and the remaining decline of approximately 570 basis points was driven by higher discounting, primarily at Old Navy, and inflationary commodity price increases. The declines were partially offset by the benefit of lower discounting at Banana Republic.
•Rent, occupancy and depreciation deleveraged 30 basis points versus last year primarily due to lower sales volume in the quarter.
•Reported operating loss was $28 million in the quarter; reported operating margin of (0.7%). Adjusted operating income was $65 million; adjusted operating margin of 1.7%. Adjusted operating income and margin exclude the inventory impairment and a $35 million charge related to the transition of Old Navy’s Mexico business.

•Reported net loss of $49 million. Adjusted net income of $30 million, which excludes the inventory impairment and Old Navy Mexico charge.
•Reported diluted loss per share was $0.13. Adjusted diluted earnings per share of $0.08, which excludes the inventory impairment and Old Navy Mexico charge. Reported and adjusted diluted earnings per share includes an estimated $0.10 of impact related to transitory elevated air freight expense during the quarter.
Second Quarter Fiscal 2022 – Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash and cash equivalents of $708 million.
•Net cash from operating activities was negative $207 million. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was negative $613 million.
•Ending inventory of $3.1 billion was up 37% year-over-year. This includes nearly 10 percentage points of pack and hold inventory and 7 percentage points of in-transit. More than half of the remaining balance of the increase is attributable to basics.
•During the quarter, the company completed an amendment and extension of its secured revolving credit facility, securing modestly improved pricing while increasing flexibility and liquidity within our capital structure.
•Year-to-date capital expenditures were $406 million.
•Share repurchases were $57 million, representing 5.7 million shares.
•Paid second quarter dividend of $0.15 per share, totaling $55 million.
•Board of Directors approved third quarter fiscal 2022 dividend of $0.15 per share.

Additional information regarding adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, and free cash flow, all of which are non-GAAP financial measures, is provided at the end of this press release along with a reconciliation of these measures from the most directly comparable GAAP financial measures for the applicable period.

Second Quarter Fiscal 2022 – Global Brand Results

Old Navy:
•Net sales of $2.1 billion, down 13% compared to last year. Sales in the quarter were negatively impacted by size and assortment imbalances, ongoing inventory delays, product acceptance issues in some key categories as well as slowing demand stemming from the lower-income consumer.
•Comparable sales were down 15%.

Gap:
•Net sales of $881 million, down 10% compared to last year. The brand was impacted by category mix imbalances during the quarter. The decrease in net sales was also driven by strategic store closures. In addition, the Gap outlet business is experiencing near-term softness stemming from inflationary pressures impacting the lower-income consumer.
•Global comparable sales were down 7%. North America comparable sales were down 10%.

Banana Republic:
•Net sales of $539 million, up 9% compared to last year. The brand maintains its focus on delivering quality product through a differentiated experience. It continues to capitalize on the current shift in consumer trends while realizing ongoing benefits since last year’s brand relaunch.
•Comparable sales were up 8%.

Athleta:
•Net sales of $344 million, up 1% compared to last year. While the brand continues to make progress in driving awareness and establishing authority in the women’s active and wellness category, it is experiencing softness related to the shift in consumer preference from athleisure to occasion and work-based categories as well as modest spring/summer product acceptance challenges.
•Comparable sales were down 8%.

Fiscal Year 2022 Outlook

“We have four strong brands and leverage in the portfolio to deliver over the long-term, however our recent execution challenges combined with the uncertain macro trends requires us to manage the levers in our control and take the actions necessary to drive improvement across our entire business,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc. “In the near-term, we are taking actions to sequentially reduce inventory, rebalance our assortments to better meet changing consumer needs, aggressively manage and reevaluate investments, and fortifying our balance sheet. While we have work to do, we believe these are the right initial steps to position Gap Inc. back on its path toward growth, margin expansion, and delivering value for our shareholders over the long term.”

Given the actions the company has underway and in midst of a CEO transition, combined with the uncertain macro-environment, the company is withdrawing its prior fiscal 2022 outlook. The company is providing the following commentary related to its outlook for the remainder of fiscal 2022 and will share further details on its second quarter fiscal 2022 results conference call today at 2:00 pm Pacific Time.

Sales:

•Coming off of peak inflation and the higher gas prices particularly impacting the lower-income consumer in June, the company has seen an improvement in sales trends in July and into August consistent with many other retailers. While the company is making progress balancing its assortments, it remains cautiously optimistic in light of the consumer environment as it relates to its revenue in the second half of fiscal 2022.

Gross Margin and Inventory:

•In the second half of fiscal 2022, air freight expense is expected to normalize and the company will be anniversarying last year’s air freight investments resulting in roughly 400 basis points of margin leverage versus last year. Roughly half of the air freight leverage is expected to be offset by continued inflationary cost deleverage and ROD is expected to be flat or deleverage slightly in the second half of fiscal 2022.
•While the company is taking actions to balance its assortment and right size inventory, the company has seen the most significant variability versus its expectations in its discount rate. Further limiting near-term discount rate visibility is the uncertain consumer environment and increasingly promotional environment.
•The company expects third quarter ending inventory growth to moderate substantially and is targeting negative inventories versus last year by the end of fiscal 2022 as a result of its inventory actions, reduction of receipts, and anniversary of higher in-transit levels last year. By Spring, the company expects to begin to lean into its responsive levers, providing the flexibility to better align inventory levels with demand trends.

SG&A:

•The company is taking action to reduce operating expenses, which is expected to have a more significant impact in fiscal 2023 and offset the normalized incentive compensation next year.

Capital Expenditures:

•The company has cut or deferred some capital spending and reduced the number of Old Navy new stores slated for the back half of the year and now expects capital expenditures of approximately $650 million in fiscal 2022.

Other:

•The company expects to open about 30 to 40 Athleta stores and 20 to 30 Old Navy stores in fiscal year 2022. As part of its 350-store closure plan, the company continues to expect to close about 50 Gap and Banana Republic stores in North America during the year.
•The company continues to expect a net benefit to GAAP earnings in the third quarter due to the sale of its UK distribution center now that its European partnership model transition is complete. This will be reflected in the company’s adjusted diluted earnings per share in the third quarter fiscal 2022.
•The company has completed its goal of offsetting dilution in fiscal 2022 and does not anticipate further share repurchases for the remainder of the year.

Webcast and Conference Call Information
Cammeron McLaughlin, Head of Investor Relations at Gap Inc., will host a summary of the company’s second quarter fiscal 2022 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. McLaughlin will be joined by Interim Chief Executive Officer Bob Martin and Chief Financial Officer Katrina O’Connell.

To access the conference call, please pre-register using this link. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed using this link. A replay will also be made available at investors.gapinc.com.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of each non-GAAP measure included in this press release is provided in the tables to this press release.

The non-GAAP measures included in this press release are adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, and free cash flow. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: winning in any macroenvironment; Old Navy’s growth potential; Athleta’s growth potential; Athleta’s long-term revenue CAGR; delivering long-term value and profitable growth; leveraging our portfolio to compete and win; reducing inventory in the second half of 2022; impairing unproductive inventory; reducing future receipts; rebalancing our assortments; reducing overhead/operating costs and related actions; reevaluating technology, digital and marketing investments; fortifying our balance sheet; expected Athleta and Old Navy store openings in 2022; expected Gap and Banana Republic store closures in 2022; maintaining core category leadership in the second half of 2022; Old Navy’s value positioning to attract customers; adding balance and relevance to Old Navy’s assortment; maintaining Old Navy’s leadership in Denim, Active, and Kids & Baby; optimizing Old Navy’s BODEQUALITY offering in stores; stocking core sizes at Old Navy; fixing category mix imbalances at Gap; market share gains for Athleta; Athleta’s positioning for the second half of 2022; capitalizing on secular shifts and growth in health and wellness at Athleta; driving outsized growth at Athleta in the long-term; the expected benefits of having cleared unproductive inventory in the second quarter of 2022; air freight expense in the second half of 2022; inflationary cost deleverage in the second half of 2022; ROD in the second half of 2022; inventory growth in the second half of 2022; leaning into our responsive levers in 2023 to align inventory with demand; the timing of expected benefits from operating expense reductions; the expected benefit of the planned sale of our UK Distribution Center; our pack and hold strategy and its expected benefits; our ability to integrate pack and hold inventory with future assortments; inventory improvement and productivity; our brands taking advantage of reinstated responsive capabilities and chasing into demand in 2022 and 2023; ending inventories for the third and fourth quarters of 2022; cash levels in the second half of 2022 and 2023; expected capital expenditures in 2022; our dividend policy; our share repurchase program; delivering growth, margin expansion, and long-term shareholder value; optimizing profitability and cash flow in the near term; our strategic direction and potential; and revenue expectations generally in the second half of 2022.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the overall global economic and geopolitical environment, consumer spending patterns and risks associated with the COVID-19 pandemic; the risk that we may be unable to manage our inventory effectively and the resulting impact on our gross margins and sales; the risk that inflation continues to rise, which could increase our expenses and negatively impact consumer demand; the risk that global economic conditions worsen beyond what we currently estimate; the risk that global supply chain delays will result in receiving inventory after the applicable selling season; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that inventory delays and product acceptance issues will result in significant impairment charges; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that increased public focus on our ESG initiatives or our inability to meet our stated ESG goals could affect our brand image and reputation; the highly competitive nature of our business in the United States and internationally; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk of data or other security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our IT systems may disrupt our operations; the risk that our efforts to expand internationally may not be successful; the risk that our franchisees and licensees could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; natural disasters, public health crises (similar to and including the ongoing COVID-19 pandemic), political crises (such as the ongoing conflict between Russia and Ukraine), negative global climate patterns, or other catastrophic events; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; the risk that the adoption of new accounting pronouncements will impact future results; the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2022, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 25, 2022. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2021 net sales were $16.7 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Emily Gacka
(415) 427-1972
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	July 30, 2022	July 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$708	$2,375
Short-term investments	—	337
Merchandise inventory	3,135	2,281
Other current assets	1,106	1,201
Total current assets	4,949	6,194
Property and equipment, net	2,809	2,897
Operating lease assets	3,532	3,975
Other long-term assets	881	693
Total assets	$12,171	$13,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,640	$1,583
Accrued expenses and other current liabilities	1,216	1,252
Current portion of operating lease liabilities	717	789
Income taxes payable	41	27
Total current liabilities	3,614	3,651
Long-term liabilities:
Revolving credit facility	350	—
Long-term debt	1,485	2,220
Long-term operating lease liabilities	3,857	4,348
Other long-term liabilities	560	520
Total long-term liabilities	6,252	7,088
Total stockholders' equity	2,305	3,020
Total liabilities and stockholders' equity	$12,171	$13,759

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net sales	$3,857	$4,211	$7,334	$8,202
Cost of goods sold and occupancy expenses	2,527	2,388	4,908	4,749
Gross profit	1,330	1,823	2,426	3,453
Operating expenses	1,358	1,414	2,651	2,804
Operating income (loss)	(28)	409	(225)	649
Interest expense	21	51	41	105
Interest income	(1)	(1)	(2)	(2)
Income (loss) before income taxes	(48)	359	(264)	546
Income taxes	1	101	(53)	122
Net income (loss)	$(49)	$258	$(211)	$424
Weighted-average number of shares - basic	367	378	369	377
Weighted-average number of shares - diluted	367	386	369	385
Earnings (loss) per share - basic	$(0.13)	$0.68	$(0.57)	$1.12
Earnings (loss) per share - diluted	$(0.13)	$0.67	$(0.57)	$1.10

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	July 30, 2022 (a)	July 31, 2021 (a)
Cash flows from operating activities:
Net income (loss)	$(211)	$424
Depreciation and amortization	262	244
Loss on divestiture activity	35	59
Change in merchandise inventory	(140)	156
Change in accounts payable	(292)	(168)
Change in accrued expenses and other current liabilities	(191)	83
Change in income taxes payable, net of receivables and other tax-related items	372	(55)
Other, net	(42)	49
Net cash provided by (used for) operating activities	(207)	792

Cash flows from investing activities:
Purchases of property and equipment	(406)	(269)
Purchases of short-term investments	—	(427)
Proceeds from sales and maturities of short-term investments	—	500
Net cash paid for divestiture activity	—	(21)
Net proceeds from sale of building	333	—
Net cash provided by (used for) investing activities	(73)	(217)

Cash flows from financing activities:
Proceeds from revolving credit facility	350	—
Payments for debt issuance costs	(6)	—
Proceeds from issuances under share-based compensation plans	15	41
Withholding tax payments related to vesting of stock units	(15)	(32)
Repurchases of common stock	(111)	(55)
Cash dividends paid	(111)	(137)
Net cash provided by (used for) financing activities	122	(183)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(9)	(1)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(167)	391
Cash, cash equivalents, and restricted cash at beginning of period	902	2,016
Cash, cash equivalents, and restricted cash at end of period	$735	$2,407
__________
(a) For the twenty-six weeks ended July 30, 2022 and July 31, 2021, total cash, cash equivalents, and restricted cash includes $26 million and $32 million, respectively, of restricted cash recorded in other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements to automate processes, engage with customers, and optimize our supply chain in addition to building and maintaining stores. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	26 Weeks Ended
($ in millions)	July 30, 2022	July 31, 2021
Net cash provided by (used for) operating activities	$(207)	$792
Less: Purchases of property and equipment	(406)	(269)
Free cash flow	$(613)	$523

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2022
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of impairment of unproductive inventory and a loss on divestiture activity. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income (loss)	Operating Income as a % of Net Sales	Income Taxes	Net Income (loss)	Earnings (loss) per Share - Diluted
($ in millions) 13 Weeks Ended July 30, 2022
GAAP metrics, as reported	$1,330	34.5%	$1,358	35.2%	$(28)	(0.7)%	$1	$(49)	$(0.13)
Adjustments for:
Inventory impairment charges (a)	58	1.5%	—	—%	58	1.5%	9	49	0.13
Loss on divestiture activity (b)	—	—%	(35)	(0.9)%	35	0.9%	5	30	0.08
Non-GAAP metrics	$1,388	36.0%	$1,323	34.3%	$65	1.7%	$15	$30	$0.08
__________
(a) Represents the non-cash inventory impairment charges for seasonal product and extended size product, primarily at Old Navy.
(b) Represents the impact of the loss on divestiture activity related to the transition of the Old Navy Mexico business.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2021
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of a loss on divestiture activity and strategic changes related to our operating model in Europe. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Margin	Income Taxes	Net Income	Earnings per Share - Diluted (c)
($ in millions) 13 Weeks Ended July 31, 2021
GAAP metrics, as reported	$1,414	33.6%	$409	9.7%	$101	$258	$0.67
Adjustments for:
Strategic actions in Europe (a)	(16)	(0.4)%	16	0.4%	4	12	0.03
Loss on divestiture activity (b)	(3)	(0.1)%	3	0.1%	1	2	0.01
Non-GAAP metrics	$1,395	33.1%	$428	10.2%	$106	$272	$0.70
__________
(a) Represents the impact of costs related to the decision to close stores in the United Kingdom and Ireland. These costs primarily include employee related costs.
(b) Represents the impact of the loss on divestiture activity for the Janie and Jack and Intermix brands.
(c) Earnings per share was computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s second quarter fiscal year 2022 and 2021 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended July 30, 2022
U.S. (1)	$1,880	$565	$460	$335	$3	$3,243
Canada	183	82	53	7	—	325
Europe	—	51	2	—	—	53
Asia	1	141	18	—	—	160
Other regions	26	42	6	2	—	76
Total	$2,090	$881	$539	$344	$3	$3,857
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (3)	Total
13 Weeks Ended July 31, 2021
U.S. (1)	$2,177	$615	$428	$340	$11	$3,571
Canada	191	79	43	—	—	313
Europe	—	116	1	1	—	118
Asia	—	135	19	—	—	154
Other regions	22	29	4	—	—	55
Total	$2,390	$974	$495	$341	$11	$4,211
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue generating strategic initiatives.
(3) Primarily consists of net sales for the Intermix brand, which was divested on May 21, 2021.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 29, 2022	26 Weeks Ended July 30, 2022		July 30, 2022
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,252	16	5	1,263	20.2
Gap North America	520	2	12	510	5.4
Gap Asia	329	4	31	302	2.5
Gap Europe (1)	11	—	—	—	—
Banana Republic North America	446	2	11	437	3.7
Banana Republic Asia	50	1	—	51	0.2
Athleta North America	227	13	4	236	1.0
Company-operated stores total	2,835	38	63	2,799	33.0
Franchise (1)	564	30	14	591	N/A
Total	3,399	68	77	3,390	33.0
__________
(1) The 11 Gap Italy stores that were transitioned to OVS S.p.A. during the period are not included as store closures or openings for Company-operated and Franchise store activity. The ending balance for Gap Europe excludes these stores and the ending balance for Franchise includes these stores.